Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS INCREASED
SALES AND EARNINGS FOR THE FIRST QUARTER 2010

DEERFIELD, Ill., Apr. 29, 2010 — United Stationers Inc. (NASDAQ: USTR) reported first quarter 2010 results. Sales increased 3%, and diluted earnings per share were up 28% (up 11% based on last year’s adjusted EPS) to $0.73.  Cash flow from operations for the first three months of 2010 was $83.0 million.  Year-over-year cash and cash equivalents increased by $78.2 million and outstanding debt declined by $110.7 million, or 20%.

First Quarter Financial Summary

•                  Net sales in the first quarter were $1.2 billion, up 3% from the prior-year quarter.

•                  GAAP diluted earnings per share were $0.73 for 2010 versus $0.57 in the prior-year quarter.  As previously reported, last year’s results included a pre-tax severance charge of $3.4 million.  Excluding this charge, diluted earnings per share were up 11% from $0.66(1) in the prior-year quarter.

•                  First quarter gross margin rate was 14.5%, compared with 14.7% in the prior-year quarter.

•                  Operating expense rate was 11.4% of sales, compared with 12.1% in the prior-year quarter.

•                  Operating margin in the first quarter was 3.1%, versus 2.6% in the prior-year quarter.

•                  Net cash provided by operating activities for the quarter totaled $83.0 million versus $115.8 million in the prior-year quarter.  Excluding the impact of accounts receivable sold, net cash provided by operating activities for the latest quarter was $83.0 million versus $138.8 million(1) in the 2009 quarter.

•                  Strong cash flow during the past 12 months created the opportunity to reduce outstanding debt by $110.7 million since March 31, 2009 to $441.8 million.  Also, cash and cash equivalents over the same period increased by $78.2 million to $92.1 million.

•                  Share repurchases totaled 198,000 shares for $11.7 million in the quarter.

“Successful execution of our growth strategies, together with modestly improving economic conditions, drove our positive first quarter sales performance,” said Richard W. Gochnauer, president and chief executive officer. “While the lower inflation environment created margin pressure, our continued control of expenses delivered stronger operating margins. That same discipline in working capital management enabled continued strong cash flow generation. We continued to make investments in key initiatives to position us for future growth, and enhanced shareholder value through share repurchases in the quarter.”

First Quarter Performance

Sales for the first quarter rose $33 million to $1.15 billion, representing a 3% increase over the prior-year quarter. All product categories contributed to this increase, except for a 9% decline in furniture.  The rate of growth was particularly strong within the industrial supplies and janitorial/breakroom categories which increased by 8% and 5%, respectively.  While the furniture category remains soft and continues to show negative growth, we began to see stronger performance late in the quarter.  From a customer perspective, e-tail and other new channels continued to grow by double digits, while national accounts and independent reseller channels achieved low single-digit growth.

The gross margin for the quarter was $166.9 million, or 14.5% of sales, compared with $164.3 million, or 14.7% of sales in the year-ago quarter. Higher sales positively affected gross margin via higher inventory purchase-related allowances earned from suppliers.  This was more than offset by significantly lower product cost inflation, competitive pricing pressures and a lower-margin product mix.

-more-

First quarter 2010 operating expenses were $131.1 million or 11.4% of sales, compared with $135.4 million or 12.1% of sales in the first quarter of 2009.  Operating expenses in 2009 included a $3.4 million charge for severance costs in connection with the previously announced workforce reduction.  Without this charge, first quarter 2009 operating expenses were $132.0 million(1), or 11.8%(1) of sales.  Operating expenses were favorably affected by lower depreciation as well as lower bad debt expense as the need for additional reserves stabilized, while employee-related costs increased due to the reinstatement of certain costs that were part of prior period cost reduction actions and higher distribution labor to serve higher sales and inventory levels.

Operating income for the quarter ended March 31, 2010 was $35.8 million, 3.1% of sales, versus $28.9 million, or 2.6% of sales, in the first quarter of 2009.  Excluding the severance charge, first quarter 2009 operating income was $32.3 million(1), or 2.9%(1) of sales.

Diluted earnings per share for the latest quarter were $0.73, compared with $0.57 in the prior-year period.  Adjusted for the severance charge previously noted, earnings per share for the prior-year quarter were $0.66(1).  Earnings per share in the 2010 quarter were favorably affected by lower debt levels which reduced interest expense.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the first three months of 2010 was $83.0 million.  The cash flow results reflect increased earnings, disciplined working capital management, and higher accounts payable leverage driven by the timing of inventory purchases to serve sales growth.  Cash flow used in investing activities totaled $16.2 million in the latest quarter, compared with $2.0 million in the same period last year.  2010 includes a net cash outflow of $10.5 million related to the previously-announced acquisition of MBS Dev, Inc.  Capital spending for 2010 is expected to be approximately $30 million.

Strong cash flow during the past 12 months resulted in a reduction in outstanding debt of $110.7 million, or 20%, and an increase in cash and cash equivalents of $78.2 million.  Also, during that same period debt-to-total capitalization declined to 37.7% from 48.4%.  The company has approximately $850 million of total committed debt capacity with $441.8 million outstanding as of March 31, 2010.  Through the first three months of 2010, the company repurchased 198,000 shares for $11.7 million which was more than offset by the collection of $15.1 million from the exercise of stock options.  As of April 29, 2010, the company repurchased 417,000 shares year to date, and had approximately $76 million remaining under the existing share repurchase authorization.

Outlook

Sales growth to date for the second quarter is about 4%.  “We entered 2010 from a position of strength, with our growth strategies gaining momentum and ample financial flexibility to fund them,” commented Gochnauer. “Our first quarter performance gives us confidence that our sales initiatives, combined with slowly improving economic conditions, will help drive growth and overcome lower flu-related product sales. Further, the work our associates have done to deliver high-value services to our customers and suppliers, and drive cost structure improvements through our War on Waste (WOW), supports our margin improvement objectives. Our focus remains on working capital efficiency gains and cash generation. We plan to continue investing to advance our capabilities in important areas like e-business, explore attractive acquisition opportunities and enhance shareholder value through share repurchases.”

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, April 30, 2010, at 10:00 a.m. CT, to discuss first quarter 2010 results. To participate, callers within the U.S. and Canada should dial (800) 588-4973, and international callers should dial (847) 413-2407 approximately 10 minutes before the presentation.  The passcode is “26749126.”  To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends.  This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2009 net sales of approximately $4.7 billion.  The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This measure is not in accordance with, or an alternative for, accounting principles generally accepted in the United States of America and may not be consistent with measures used by other companies. It should be considered supplemental data. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.

-table follows-

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2010	2009

Net sales	$1,154,309	$1,121,307
Cost of goods sold	987,443	956,971
Gross profit	166,866	164,336

Operating expenses:
Warehousing, marketing and administrative charges	131,068	135,452

Operating income	35,798	28,884

Interest expense, net	6,229	7,180

Other expense, net	—	204

Income before income taxes	29,569	21,500

Income tax expense	11,344	7,979

Net income	$18,225	$13,521

Net income per common share - diluted	$0.73	$0.57
Weighted average number of common shares - diluted	24,820	23,810

- tables continue -

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31,		As of
	2010	2009	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$92,117	$13,916	$18,555
Accounts receivable and retained interest in receivables sold, net*	606,174	573,433	641,317
Inventories	610,095	572,201	590,854
Other current assets	33,333	21,656	33,026
Total current assets	1,341,719	1,181,206	1,283,752

Property, plant and equipment, net	130,669	144,613	135,032
Intangible assets, net	65,335	66,741	62,932
Goodwill, net	328,328	314,222	314,429
Other long-term assets	11,546	10,932	12,371
Total assets	$1,877,597	$1,717,714	$1,808,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$433,806	$318,913	$390,883
Accrued liabilities	168,933	142,555	171,366
Total current liabilities	602,739	461,468	562,249

Deferred income taxes	3,010	2,066	4,052
Long-term debt	441,800	552,500	441,800
Other long-term liabilities	99,542	112,207	93,702
Total liabilities	1,147,091	1,128,241	1,101,803

Stockholders’ equity:
Common stock, $0.10 par value; authorized — 100,000,000 shares, issued — 37,217,814 shares in 2010 and 2009	3,722	3,722	3,722
Additional paid-in capital	392,323	380,851	387,131
Treasury stock, at cost — 13,069,391 and 13,510,522 shares at March 31, 2010 and 2009, respectively and 13,237,495 shares at December 31, 2009	(699,499)	(708,111)	(700,294)
Retained earnings	1,076,299	970,610	1,058,074
Accumulated other comprehensive loss	(42,339)	(57,599)	(41,920)
Total stockholders’ equity	730,506	589,473	706,713
Total liabilities and stockholders’ equity	$1,877,597	$1,717,714	$1,808,516

* Retained interest in accounts receivable sold was $429.5 million at March 31, 2010, $412.6 million at March 31, 2009 and $445.3 million at December 31, 2009.

-tables continue-

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2010	2009
Cash Flows From Operating Activities:
Net income	$18,225	$13,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,258	10,588
Share-based compensation	3,266	2,884
Gain on the disposition of plant, property and equipment	(15)	(19)
Amortization of capitalized financing costs	182	218
Excess tax benefits related to share-based compensation	(3,419)	(10)
Deferred income taxes	(1,586)	(3,071)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Decrease in accounts receivable and retained interest in receivables sold, net	35,851	36,384
(Increase) decrease in inventory	(18,126)	108,053
Decrease in other assets	145	11,480
Increase (decrease) in accounts payable	95,204	(13,964)
Decrease in checks in-transit	(52,745)	(8,347)
Decrease in accrued liabilities	(3,630)	(41,842)
Increase (decrease) increase in other liabilities	337	(67)
Net cash provided by operating activities	82,947	115,808
Cash Flows From Investing Activities:
Capital expenditures	(5,658)	(1,985)
Acquisition, net of cash acquired	(10,527)	—
Proceeds from the disposition of property, plant and equipment	—	21
Net cash used in investing activities	(16,185)	(1,964)
Cash Flows From Financing Activities:
Net repayments under Revolving Credit Facility	—	(110,600)
Net proceeds from share based compensation arrangements	15,079	67
Acquisition of treasury stock, at cost	(11,720)	—
Excess tax benefits related to share-based compensation	3,419	10
Payment of debt issuance costs	—	(51)
Net cash provided by (used in) financing activities	6,778	(110,574)
Effect of exchange rate changes on cash and cash equivalents	22	(16)
Net change in cash and cash equivalents	73,562	3,254
Cash and cash equivalents, beginning of period	18,555	10,662
Cash and cash equivalents, end of period	$92,117	$13,916

-tables continue-

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Cash Flow

(in thousands)

	For the Three Months Ended March 31,
	2010	2009
Cash Flows From Operating Activities:
Net cash provided by operating activities	$82,947	$115,808
Excluding the change in accounts receivable sold	—	23,000
Net cash provided by operating activities excluding the effects of accounts receivable sold	$82,947	$138,808

Cash Flows From Financing Activities:
Net cash provided by (used in) financing activities	$6,778	$(110,574)
Including the change in accounts receivable sold	—	(23,000)
Net cash provided by (used in) financing activities including the effects of accounts receivable sold	$6,778	$(133,574)

Note: Net cash provided by operating activities, excluding the effects of receivables sold, is presented as an additional liquidity measure. During the first quarter of 2009, the company entered into a new accounts receivable securitization program that was structured to maintain accounts receivable on its balance sheet.  In contrast, the prior securitization facility was structured for off-balance sheet treatment.  Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s prior receivables securitization program be reflected within operating cash flows. Internally, the company considers these accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  Management believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in these accounts receivable sold.

-tables continue-

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2010		2009
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,154.3	100.0%	$1,121.3	100.0%

Gross profit	$166.9	14.5%	$164.3	14.7%

Operating expenses	$131.1	11.4%	$135.4	12.1%
Severance charge related to workforce reduction	—	—	(3.4)	(0.3)

Adjusted operating expenses	$131.1	11.4%	$132.0	11.8%

Operating income	$35.8	3.1%	$28.9	2.6%
Operating expense item noted above	—	—	3.4	0.3
Adjusted operating income	$35.8	3.1%	$32.3	2.9%

Net income per share - diluted	$0.73		$0.57
Per share operating expense item noted above	—		0.09
Adjusted net income per share - diluted	$0.73		$0.66

Weighted average number of common shares - diluted	24.8		23.8

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in the first quarter of 2009 exclude the effects of a pre-tax severance charge of $3.4 million.  Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income.  Management believes that excluding this item is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

-##-